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                                            [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                  (A Prudential Financial Company)
                                                 ONE CORPORATE DRIVE, P.O. BOX 883
                                                    SHELTON, CONNECTICUT 06484]

                          [HIGHEST DAILY LIFETIME FIVE WITH OPTIONAL LEGACY PROTECTION PLUS] BENEFIT RIDER

This Rider is made a part of your Annuity.  For purposes of this Rider, certain provisions of your Annuity are amended as described below.  If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control.
Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert back to the provisions in your Annuity, except as may be provided below.

This Rider makes provision for guaranteed minimum payments for the lifetime of a single Designated Life or Spousal Designated
Lives (defined below).  In addition, this Rider makes provision for a Guaranteed Minimum Account Value Credit ("GMAVC") if you
meet certain requirements.  This Rider also provides for an optional death benefit payable upon the death of the single Designated
Life or the second to die of the Spousal Designated Lives.  These provisions are described below.  The benefits under this Rider continue until and unless the benefits terminate as described below in "Termination of Benefits."  If your Account Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee
Payments").

Definitions:  For purposes of this Rider, the following definitions apply:

Account Value:  The definition of "Account Value" in your Annuity also includes the value of the Benefit Fixed Rate Account.
"Account Value" may also be referred to in your Annuity as "Contract Value".

Adjusted Purchase Payments:  Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase
Payments and decreased by any charges deducted from such Purchase Payments.

Designated Life/Lives:  The natural person(s) who is the measuring life/lives for the benefits described in this Rider and who is the person(s) shown in the Schedule Supplement.

Effective Date:  The Effective Date of this Rider is shown in the Schedule Supplement.

First Death:  The death of the first of the Spousal Designated Lives to die.

Owner/Participant:  The term "Owner" may be referred to as "Participant" in your Annuity.  In this Rider, for simplicity, the
Participant is referred to as Owner.

Spouse:  An individual whom we believe would be recognized as a spouse under federal law.

Tenth Anniversary Date:  The tenth anniversary of the Effective Date.

Other capitalized terms in this Rider are either defined in the Rider or in your Annuity.

Owner, Annuitant and Beneficiary Designations:  For purposes of electing and maintaining this Rider, the designations under your
Annuity must be as follows:

For a single Designated Life:
         If the Owner is a natural person, the Owner must also be the Annuitant and the Designated Life.  If the Owner is an
         entity that we permit, the Annuitant must be the Designated Life.  You may not name a Co-Owner if a single Designated
         Life is shown in the Schedule Supplement.

For Spousal Designated Lives:
         Except as otherwise provided in this Rider under the "Death Benefit Option" section, such persons must be each other's
         Spouses at the time this Rider is elected and at the First Death.  If the Owner is a natural person, he/she must be the
         Annuitant, and one of the Spousal Designated Lives.  The sole primary beneficiary must be the other Spousal Designated
         Life for as long as the first Spousal Designated Life Owner is alive.  If a Co-Owner is named, he/she must be the other
         Spousal Designated Life.  No additional Co-Owners may be named.  While both Spousal Designated Lives are alive, each
         Co-Owner must be designated as the other Co-Owner's primary Beneficiary.  If the Owner is an entity that we permit, the
         Annuitant must be a Spousal Designated Life, and the Annuitant's Spouse must be the other Spousal Designated Life.  This benefit cannot be utilized when the Owner is an entity unless we allow for the continuation of the Annuity and this Rider by the surviving Designated Life after the First Death.

While this Rider is in effect, the single Designated Life/Spousal Designated Lives may not be changed.  This may restrict your ability to make changes to Owner/Annuitant designations.  You may name a new Beneficiary(ies), subject to the other limitations on
Beneficiary designations noted above with respect to Spousal Designated Lives. However, such new Beneficiary(ies) will not be a
Designated Life, and would therefore result in the Rider terminating at the First Death.

Please note that you have the spousal version of this Rider only if there are Spousal Designated Lives listed on the Schedule
Supplement.

Total Annual Income Amount:   We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take an income amount ("Total Annual Income Amount") as one or multiple withdrawals.  Initially, a protected withdrawal value ("Total Protected Withdrawal Value") is the basis for the calculation of the Total Annual Income Amount.  The Total
Protected Withdrawal Value is also the basis for the calculation of the optional death benefit described in this Rider.  The initial Total Annual Income Amount is determined by applying the applicable Annual Income Percentage shown in the Schedule
Supplement to the Total Protected Withdrawal Value.  The Total Protected Withdrawal Value is set on the date of the first withdrawal after the Effective Date.  The method of calculating the Total Protected Withdrawal Value differs, depending on whether the first withdrawal after the Effective Date occurs prior to, or on or after, the Tenth Anniversary Date.  If such first withdrawal occurs prior to the Tenth Anniversary Date, the Total Protected Withdrawal Value is an amount equal to the Protected
Withdrawal Value described in the following paragraph.  If such first withdrawal occurs on or after the Tenth Anniversary Date, the Total Protected Withdrawal Value is calculated as described in the "Total Protected Withdrawal Value" provision below.

Protected Withdrawal Value and Annual Income Amount:  An Annual Income Amount is set as of the date of the first withdrawal from your Annuity after the Effective Date, and is based on the Protected Withdrawal Value described in this paragraph.  The Annual
Income Amount is determined by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Protected
Withdrawal Value.

The Protected Withdrawal Value is the greater of the following values:

(1)      the Account Value on the date of the first withdrawal, prior to such first withdrawal; and

(2)      the "Periodic Value" on the earlier of the date of the first withdrawal or the Tenth Anniversary Date, as defined below.

Periodic Value:  The Periodic Value initially is equal to the Account Value on the Effective Date.  On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value.
Specifically, on each such Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)      the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate indicated in the Schedule Supplement during the calendar day(s) between the Prior
              Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Adjusted Purchase
              Payment made on the Current Valuation Day; and

(2)      the Account Value.

Total Protected Withdrawal Value:  If you do not take a withdrawal prior to the Tenth Anniversary Date, then the Total Protected
Withdrawal Value is calculated up to the date of the first withdrawal and is equal to the greater of (1) and (2) where:

(1)      is the Protected Withdrawal Value as defined above; and

(2)      is the Enhanced Protected Withdrawal Value which is equal to the sum of:

(a)      200% of the Account Value on the Effective Date;
(b)      200% of all Adjusted Purchase Payments made within one year after the Effective Date; and
(c)      all Adjusted Purchase Payments made after one year following the Effective Date up to the date of the first withdrawal.

Guaranteed Minimum Account Value Credit ("GMAVC"):  We will apply a GMAVC to your Account Value if, on the Tenth Anniversary Date:
(1) you have not made any withdrawals (including, but not limited to, withdrawals taken as Required Minimum Distributions); and
(2) the GMAVC is greater than zero.  The GMAVC is equal to the difference between the Account Value on the Tenth Anniversary Date and the sum of: (i) the Account Value on the Effective Date; and (ii) any Adjusted Purchase Payments made after the Effective Date but before the first anniversary of the Effective Date.

The GMAVC will be allocated among investments in the Sub-accounts and the Benefit Fixed Rate Account in the same proportion that each such investment option bears to your total Account Value immediately prior to the application of the GMAVC.

The GMAVC will not be considered a Purchase Payment for any purpose, including, but not limited to, determining the amount of any death benefit or the value of any optional benefit.  However, because the GMAVC will be added to the Account Value, the GMAVC will be subject to each charge under the Annuity that is based on Account Value.

Impact of Withdrawals:  Any withdrawals reduce the remaining Total Annual Income Amount available during an Annuity Year by the amount of each withdrawal.  Withdrawals in an Annuity Year that, in total, do not exceed the Total Annual Income Amount for that
Annuity Year do not reduce the Annual Income Amount and Total Annual Income Amount in subsequent Annuity Years.  Such withdrawals do reduce the Total Protected Withdrawal Value by the amount of each withdrawal.

All or any portion of a withdrawal that exceeds the Total Annual Income Amount for that Annuity Year is considered excess income
("Excess Income").  Each withdrawal of Excess Income that occurs once you have withdrawn that Annuity Year's Total Annual Income
Amount reduces the Total Annual Income Amount proportionately.  Each proportional reduction is calculated by multiplying the Total
Annual Income Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any Total
Annual Income Amount and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day or as one withdrawal request).  Each withdrawal of Excess Income also reduces the Annual Income Amount and Total Protected Withdrawal Value
by the same proportion.  No GMAVC, as described below, will be applied if any withdrawal is taken prior to the Tenth Anniversary
Date.

Withdrawals, including withdrawals of the Total Annual Income Amount, may incur any applicable Contingent Deferred Sales Charge or other charges applicable upon a withdrawal.

Withdrawal Flexibility:  Withdrawals are not required.  However, the Total Annual Income Amount is not increased in subsequent
Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the Total Annual Income Amount.

Additional Purchase Payment(s) after your First Withdrawal:  If your Annuity permits additional Purchase Payments, then, before your Account Value is depleted, you may make additional Purchase Payments, subject to the Purchase Payments Limitation provision below.  We reserve the right not to accept additional Purchase Payments if the Account Value becomes zero.  The increase to the
Annual Income Amount and Total Annual Income Amount resulting from each Purchase Payment equals the applicable Annual Income
Percentage applied to the Adjusted Purchase Payment.  The Total Protected Withdrawal Value is increased by the amount of each
Adjusted Purchase Payment.

Purchase Payment(s) Limitation:  If your Annuity permits additional Purchase Payments, we may limit any subsequent Purchase
Payment(s) if we determine that as a result of the timing and amounts of your subsequent Purchase Payments and withdrawals, the
Total Annual Income Amount is being increased in an unintended fashion.  Among the factors we will use in making a determination as to whether an action is designed to increase the Total Annual Income Amount in an unintended fashion is the relative size of subsequent Purchase Payment(s).  We reserve the right to not accept subsequent Purchase Payments if we are not then offering this benefit for new elections.  We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Required Minimum Distributions:  If: (1) any Required Minimum Distributions are made in any Annuity Year from your Annuity to meet the Required Minimum Distribution provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder, and (2) such distributions are greater than the Total Annual Income Amount, then, such distributions will not be treated as Excess Income for purposes of this Rider.  Required Minimum Distributions are considered a withdrawal from your Annuity; therefore, no GMAVC, as described above, will be applied if such withdrawal is made prior to the
Tenth Anniversary Date.  For purposes of this provision, Required Minimum Distributions are determined based on the value of your
Annuity, and do not include the value of any other contracts subject to the Required Minimum Distribution rules.

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Step-Ups:  We automatically step up your Annual Income Amount, Total Annual Income Amount and Total Protected Withdrawal Value as
follows:

Beginning on the first anniversary of the Issue Date of your Annuity after the first withdrawal subsequent to the Effective Date, and on every anniversary thereafter, we will step up your Annual Income Amount, Total Annual Income Amount and Total Protected
Withdrawal Value if the conditions set forth in this paragraph are met.  Specifically, we step up your Annual Income Amount and
Total Annual Income Amount if the value resulting from applying the applicable Annual Income Percentage (shown in the Schedule
Supplement) to the highest quarterly Account Value (as measured on each quarter anniversary of the Issue Date of your Annuity), occurring over the past Annuity Year and adjusted for any withdrawals and any additional Adjusted Purchase Payments, results in an amount greater than your current Total Annual Income Amount.  For the first step-up, the comparison may be based on less than four quarterly Account Values, since the first withdrawal may occur after one or more quarterly anniversaries within an Annuity Year.
Thereafter, the comparison of Account Values is based on four quarterly anniversaries in each Annuity Year.  If your highest quarterly Account Value is greater than the Total Protected Withdrawal Value at the time a step-up occurs of your Annual Income
Amount and Total Annual Income Amount, we will also increase the Total Protected Withdrawal Value to equal that highest quarterly
Account Value.

We reserve the right at the time of a step-up opportunity, as described above, to increase the charge for this Rider to the then-current charge we apply for new elections of this Rider.  We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us In Writing if you wish to opt out of this feature based on our procedures at the time of notification.  You are only permitted to opt out of the automatic step-up feature, if the charge increases.  Once you opt out of the automatic step-up feature, you will not participate in any future step-up opportunities unless you re-elect the automatic step-up feature.  To re-elect the feature, you must notify us In Writing.  Upon re-election of this feature, you will be subject to the then-current charge we apply to new elections of this Rider.

Guarantee Payments:  Once your Account Value is depleted, we subsequently make Guarantee Payments, as long as any Excess Income has not reduced the Total Annual Income Amount to zero, until the death of the single Designated Life or the second of the Spousal
Designated Lives to die (or upon the simultaneous deaths of both Spousal Designated Lives), as applicable, as long as the Spousal
Designated Lives were Spouses at the time of the First Death.  In the Annuity Year your Account Value is depleted, the only
Guarantee Payment due, if any, generally equals the Total Annual Income Amount not yet withdrawn in that Annuity Year.  In subsequent Annuity Years, the Guarantee Payment equals the Total Annual Income Amount in effect as of the date the Account Value is depleted.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement.  We commute the Guarantee Payments in a manner equivalent to commuting payments for a fixed, joint life and last survivor annuity if both Spousal Designated Lives are living, or a fixed, single life annuity if only one of the Spousal Designated Lives is living or if this Rider was issued with a single
Designated Life.  We use the same basis that is used to calculate the guaranteed annuity rates in your Annuity.

We will charge against Guarantee Payments any applicable premium taxes paid to any governmental entity on the basis of Guarantee
Payments we may make.

If you have elected the Death Benefit Option, and the death of the applicable Designated Life occurs while Guarantee Payments are being made under the terms of this Rider, the death benefit payable is as described in the "Death Benefit Option" provision below.

Annuity Payments:  If annuity payments are to begin under the terms of your Annuity, you can elect to either:
(1)      apply your Account Value to any annuity option available in the Annuity Payments section of your Annuity; or

(2)      request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Total Annual
              Income Amount.  We will continue to make such payments until the death of the single Designated Life or, as applicable, the death of the second Spousal Designated Life as long as the Spousal Designated Lives were Spouses at the time of the First Death.  If this option is elected, the Total Annual Income Amount will not increase after annuity payments have begun.

We must receive your request at our Office In Writing.  If annuity payments are to begin under the terms of your Annuity and you have not made an election, we will make annual annuity payments as a joint and last survivor fixed annuity or as a single life fixed annuity, as applicable, each with ten payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity.  The annual guaranteed annuity rates for a joint and last survivor fixed annuity and a single life fixed annuity, each with ten payments certain are shown in the Annuity
Payment Table in the Schedule Supplement.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

         (1)      the present value of future Total Annual Income Amount payments.  Such present value will be calculated using the same basis that is used to calculate the guaranteed annuity rates in your Annuity; and

         (2)      the Account Value.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, only the annuity payments guaranteed under the specific annuity payment option will apply, and the annuity payment option cannot be changed.

We also reserve the right to limit the length of any annuity payout option, including but not limited to any default option and any period certain, to conform with applicable tax law and to satisfy the Required Minimum Distribution rules.

If no withdrawal was ever taken, we will determine a Total Protected Withdrawal Value and calculate a Total Annual Income Amount as if you made your first withdrawal on the date we transfer all Account Value in order to begin annuity payments.

If you have elected the Death Benefit Option and the death of the applicable Designated Life occurs while annuity payments are being made under the terms of this Rider, the death benefit payable is as described in the "Death Benefit Option" provision below.

Death Benefit Option:  If you have elected the Death Benefit Option under this Rider, the following paragraphs apply.

         If a single Designated Life is listed in the Schedule Supplement, the death benefit provided in this Rider is payable on the date we receive due proof, In Writing, of the death of the single Designated Life.

         If Spousal Designated Lives are listed in the Schedule Supplement, the death benefit provided in this Rider is payable on the date we receive due proof, In Writing, of the death of the second Spousal Designated Life to die, as long as the
         Spousal Designated Lives were Spouses at the time of the First Death.

         Exception in the Event of the Divorce of the Spousal Designated Lives:  If the Spousal Designated Lives become divorced after the Effective Date, the death benefit provided in this Rider is payable on the date we receive due proof, In
         Writing, of the death of the Owner (or the Annuitant if the Annuity is entity-owned), subject to our receipt of proof of divorce of the Spousal Designated Lives.

The amount of the death benefit payable under the Death Benefit Option is determined as follows:

o        If this Rider is in effect and neither Guarantee Payments nor annuity payments are being made under this Rider or your
         Annuity, then, upon the death of the applicable Designated Life, the death benefit payable is an amount equal to the greater of: (a) the base death benefit amount that would otherwise be payable under the terms of your Annuity, or (b) the
         Total Protected Withdrawal Value on the date of the applicable death.

o        If (1) annuity payments are being made in accordance with the terms of your Annuity or this Rider, or (2) your Account
         Value has been depleted and Guarantee Payments are being made in accordance with the terms of this Rider, then, upon the death of the applicable Designated Life, the death benefit payable is an amount equal to the Total Protected Withdrawal
         Value on the date of the applicable death.

For purposes of calculating the death benefit under the Death Benefit Option, the Total Protected Withdrawal Value is reduced by any Credits applied within 12 months of the decedent's date of death.

Annuity payments and Guarantee Payments reduce the Total Protected Withdrawal Value by the amount of the payment.

If no withdrawal was ever taken at the time we receive due proof of the death of the applicable Designated Life In Writing, we will determine a Total Protected Withdrawal Value as if you made your first withdrawal on the date of death.

All other provisions of the Annuity regarding the death benefit continue to apply unless specifically indicated in this Rider, including, but not limited to:
o        those addressing eligibility,
o        those addressing limits of applicability, including any suspension period due to a change in any designation, and
o        those addressing modes of payment to Beneficiaries or any other provision regarding the death benefit, other than the method of calculation of the death benefit.

There is an additional charge for the Death Benefit Option, as shown in the Schedule Supplement.  The Death Benefit Option cannot be terminated unless you terminate this Rider in its entirety.

Death of a Designated Life under this Rider:  Please also refer to the "Termination of Benefits" provision below.

         Death of the Single Designated Life:  If this Rider was issued with a single Designated Life and such person dies, this
         Rider terminates and the death benefit provisions of your Annuity apply.  However, if you have elected the Death Benefit
         Option under this Rider, the death benefit payable is described in the "Death Benefit Option" provision above.

         Death of the First of the Spousal Designated Lives and Spousal Continuation:  For purposes of this Rider the "Spousal
         Continuation" provision of your Annuity is supplemented as follows:

o        Upon the First Death, if a death benefit would be payable under the Annuity exclusive of this Rider, and the surviving
              Designated Life chooses to continue the Annuity, this Rider remains in force unless we are instructed otherwise.  We will not transfer any amounts to the money market Sub-account upon receipt of due proof of the decedent's death in connection with this Rider. The Account Value will remain in the required investment options for this Rider (see the
              "Investment Limitations" provision below).

o        Upon the First Death, if a death benefit would be payable under the Annuity exclusive of this Rider, and a Spouse who chooses to continue the Annuity is not a Designated Life, this Rider terminates.  Refer to the "Termination of
              Benefits" provision below.

o        Upon the First Death, if a death benefit would be payable under the Annuity exclusive of this Rider, and the Annuity is not continued according to the Spousal Continuation provision of the Annuity, the death benefit will be paid under the terms of your Annuity, and the Rider terminates as of the date we receive due proof of death In Writing.

o        Upon the First Death, if a death benefit is not payable under the Annuity (e.g., if the first of the Spousal Designated
              Lives to die is the Beneficiary but not an Owner), the Rider will continue.

         Death of the Second of the Spousal Designated Lives:  If this Rider was issued with Spousal Designated Lives and the second Spousal Designated Life dies, this Rider terminates and the death benefit provisions of your Annuity apply.
         However, if you have elected the Death Benefit Option under this Rider, any death benefit payable upon the death of the second of the Spousal Designated Lives is described in the "Death Benefit Option" provision above.

Misstatement of Age or Sex:  For purposes of this Rider, the following sentence is added to the section in your Annuity entitled
"Misstatement of Age or Sex":

If there has been a misstatement of the age and/or sex of a single Designated Life or Spousal Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges, availability and any benefits payable under this Rider to conform to the facts.

Minimum Surrender Value:  Any provision in your Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any withdrawal is waived while this Rider is in effect.

Investment Limitations:  While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit, except as required under the conditions set out in the "Transfers to and from the Benefit Fixed Rate Account"
section below.  In addition, you may be required to maintain all or a portion of your Account Value in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed.  This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing required investment options.  Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year.  If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements.  All transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

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Benefit Fixed Rate Account:  We monitor the investment performance of your Account Value each Valuation Day to determine if we need to transfer any portion of your Account Value to or from the Benefit Fixed Rate Account to maintain the guarantees provided under this Rider.  We only transfer Account Value to the Benefit Fixed Rate Account, and we only maintain Account Value in the
Benefit Fixed Rate Account to the extent dictated by the calculation formula set forth in the Schedule Supplement.

The Benefit Fixed Rate Account specific to this Rider is supported by assets in our general account.  We credit a fixed rate of interest to Benefit Fixed Rate Segments established in the Benefit Fixed Rate Account for the Crediting Period.  Benefit Fixed
Rate Segments are portions of your Account Value.  Benefit Fixed Rate Segments are created whenever a portion of your Account
Value is transferred into the Benefit Fixed Rate Account or when all or a portion of the GMAVC is applied to the Benefit Fixed
Rate Account.

A Benefit Fixed Rate Interest Rate (described below) for a Benefit Fixed Rate Segment will not change during the Crediting
Period.  The duration of a Crediting Period is one year, although a Crediting Period may terminate sooner than one year under the circumstances set forth in the next paragraph.

The effective date of the first Crediting Period for a Benefit Fixed Rate Segment is the date the Account Value is transferred into the Benefit Fixed Rate Account.  When a Crediting Period matures after one year, a subsequent Crediting Period begins on the date immediately following the last day of the prior Crediting Period.  Each Crediting Period ends at the earliest of: (i) the last day of the one year Crediting Period, (ii) the Annuity Date, (iii) the date all Account Value in that Benefit Fixed Rate
Segment is withdrawn or transferred, or (iv) the date a death benefit becomes payable.

Benefit Fixed Rate Interest Rates:  Interest is credited to Benefit Fixed Rate Segments daily.  The interest rate does not change for a Benefit Fixed Rate Segment during a Crediting Period.  All Benefit Fixed Rate Interest Rates declared are effective annual interest rates.  This is the yield that results after interest is compounded daily for a full year.  We declare Benefit Fixed Rate
Interest Rates from time to time on or before the effective date of a Crediting Period.  These interest rates will never be less than the Interest Rate Minimum described in the Schedule Supplement.

We inform you of the interest rate applicable to a Benefit Fixed Rate Segment when we confirm the allocation.

To the extent permitted by law, we reserve the right at any time to use a Benefit Fixed Rate Account and a Crediting Period that differ from those that were available when your Rider became effective.  We may establish different Benefit Fixed Rate Accounts for different classes and for different annuities.

Transfers to and from the Benefit Fixed Rate Account:  On each Valuation Day, including the Effective Date, a calculation formula is used to compare your Account Value to an amount based on the guarantees provided by this benefit.  Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the Benefit Fixed Rate
Account.  Please refer to the Schedule Supplement for information on the formula used under this benefit.  You are not permitted to transfer amounts between Sub-accounts and the Benefit Fixed Rate Account.  Unless you are participating in any asset allocation program for which we are providing administrative support, the program allocates any transferred amount to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.  Transfers to the Benefit Fixed Rate Account will be taken pro-rata from the Sub-accounts.  Amounts transferred from the
Benefit Fixed Rate Account are withdrawn from the Benefit Fixed Rate Segments on a "last-in, first-out" basis.  In the event your entire Account Value is allocated to the Benefit Fixed Rate Account, any transfers out will be transferred to the permitted
Sub-accounts according to your most recent instructions.

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Withdrawals:  Any withdrawals from your Annuity while this Rider is in effect will be taken pro-rata from the Sub-accounts and the
Benefit Fixed Rate Account.  Amounts withdrawn from the Benefit Fixed Rate Account are withdrawn from the Benefit Fixed Rate
Segments on a "last-in, first-out" basis.

Charge for the Rider:  The charge for this Rider depends on whether you have named a single  Designated Life or Spousal Designated
Lives, and whether you have elected the Death Benefit Option.  The charge is applied against the daily total value of each
Sub-account in which Account Value is maintained in the Annuity.  The charge is assessed each day at the daily equivalent of the applicable rate(s) until this Rider terminates.  On the Effective Date, the applicable rate(s) is as shown in the Schedule
Supplement.  Upon any step-up, we may increase the charge if the charge for the Rider at the time of the step-up has increased.
Any new charge resulting from the step-up is based on charges applicable to annuity purchasers of the same class of Annuity.  See the "Step-Ups" provision for more details.  We cease to make a charge for the Rider once it terminates in accordance with the
"Termination of Benefits" provision below.

Proof of Survival:  Any Guarantee Payment is subject to evidence we receive In Writing that the single Designated Life or at least one Spousal Designated Life is then alive.  We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the life of the single Designated Life or at least one of the Spousal Designated Lives.  We credit interest on such withheld Guarantee Payments at the rate required by law.  Should we subsequently determine withheld Guarantee Payments are payable, we will pay the withheld Guarantee Payments and any applicable interest credited in a lump sum.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative, or other person if a Designated Life payee is deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments:  We may recover from you or your estate any Guarantee Payments made after the death of the single Designated Life or both Spousal Designated Lives.

Termination of Benefits:  You may terminate this Rider at any time upon notification to us In Writing.  Upon the termination of this Rider, we transfer any remaining Account Value from all Benefit Fixed Rate Segments within the Benefit Fixed Rate Account.
Unless you are participating in any asset allocation program for which we are providing administrative support, we allocate the transferred amount to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.  In the event your entire Account Value is allocated to a Benefit Fixed Rate
Account, the transfer out will be transferred to the permitted Sub-accounts according to your most recent instructions.  Upon termination, we may limit or prohibit investment in any available option crediting a fixed interest rate, including any such option that is subject to a market value adjustment.

Benefits pursuant to this Rider terminate upon the first to occur of the following events:

(1)      we process a termination of this Rider, and/or your request for full surrender of the  Annuity.  If your Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the investment options that we require for the Rider, other than the Benefit Fixed
                  Rate Account, unless you instruct us otherwise;

(2)      the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is
                  entity-owned), if the surviving Spousal Designated Life does not elect to continue the Annuity, and any Account
                  Value remains on the date of death;

(3)      the date of receipt of due proof of the First Death who is an Owner (or who is the Annuitant, if the Annuity is
                  entity-owned) if the surviving Spouse is not eligible to continue the benefit because such Spouse is not a
                  Spousal Designated Life and any Account Value remains on the date of death;

(4)      the date of receipt of due proof of the death of the single Designated Life or the second to die of the Spousal
                  Designated Lives, if death occurs while Account Value remains on the date of death;

         (5)        the date of death of the single Designated Life or the second to die of the Spousal Designated Lives when
                  Account Value is depleted as of the date of death;

         (6)      if Account Value remains on the Annuity Date, or if earlier, the date we transfer all Account Value in order to begin annuity payments.  However, if you have elected the Death Benefit Option, this Rider will continue until a death benefit becomes payable under the terms of the Death Benefit Option;

(7)            each of the Account Value and the Total Annual Income Amount is zero; and

         (8)      we process a request to change any designation of the Annuity that either results in a violation of the
                  "Designations" provision of this Rider or if we do not then consent to continue the Rider.

                                           [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION]

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                                                  [_____________________________]
                                                             Secretary